As filed with the Securities and Exchange Commission on February 7, 2005
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

CCC INFORMATION SERVICES GROUP INC.

(Exact name of registrant as specified in its charter)
Delaware (State of incorporation)	54-1242469 (I.R.S. Employer Identification Number)

CCC Information Services Group Inc.
444 Merchandise Mart
Chicago, Illinois 60654
(Address of principal executive offices)

CCC Information Services Group Inc.
2000 Stock Incentive Plan
(2004 Restatement)
(Full title of the Plan)
__________________

Robert S. Guttman Senior Vice President, General Counsel and Secretary CCC Information Services Group Inc. 444 Merchandise Mart Chicago, Illinois 60654 (312) 222-4636	Copies to:	Michael D. Levin Latham & Watkins Sears Tower, Suite 5800 Chicago, Illinois 60606 (312) 876-7700 Counsel to Registrant

(Name, address, including zip code, and
telephone number, including area code, of agent for service)
____________________
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.10 per share	408,060 Shares	$23.285	$9,501,677.10	$1,118.35

(1)
The CCC Information Services Group Inc. 2000 Stock Incentive Plan (2004 Restatement) (the "Plan") is an amendment and restatement of the CCC Information Services Group Inc. 1997 Stock Option Plan (the "1997 Plan") and authorizes the issuance of a maximum of 4,308,060 shares of common stock of CCC Information Services Group Inc. (the "Company"), including shares of common stock authorized but not issued under the Company's 2000 Stock Incentive Plan and 1997 Plan, plus substitutions or adjustments to shares to account for any change in corporate capitalization, such as a stock split, any merger, consolidation, recapitalization or other distribution of stock or property. This Registration Statement registers 408,060 shares of common stock of the Company for issuance pursuant to the Plan. On December 6, 2000 the Company filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (file No. 333-51328) relating to 1,400,000 shares of common stock of the Company to be awarded and sold under the Plan prior to its Amendment and Restatement. Additionally, the Company filed with the SEC three registration statements on Form S-8 relating to shares of common stock of the Company to be awarded and sold under the 1997 Plan: On June 4, 1999, Form S-8 (file No. 333-79983) relating to 1,000,000 shares; on November 20, 1998, Form S-8 (file No. 333-67645) relating to 824,200 shares and on April 28, 1997, Form S-8 (file No. 333-26001) relating to 675,800 shares. The contents of all prior registration statements are incorporated into this Registration Statement by reference.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share is based upon the average of the high and low prices reported on the Nasdaq Stock Market for the Company's Common Stock on February 3, 2005, which was $23.285 per share.

PART I

Item 1. Plan Information

    Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

    Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference

    The documents listed below have been filed by the Company with the SEC and are incorporated in this Registration Statement by reference:

a.   The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

b.   The Company's Definitive Proxy Statement, filed April 23, 2004 for the Annual Meeting of Stockholders held on May 5, 2004;

c.   The Company's Current Reports on Form 8-K dated October 20, 2004, October 28, 2004, November 1, 2004, November 9, 2004, December 10, 2004 and January 14, 2005;

d.   The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

e.   All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since the end of the Company's fiscal year ended December 31, 2003; and

f.   The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 filed on July 1, 1996 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

    All documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

    Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel

    The validity of the shares of common stock registered hereby has been passed upon by Robert S. Guttman who serves as Senior Vice President, General Counsel and Secretary of the Company. Mr. Guttman has received and is eligible to receive grants under the Plan.

Item 6. Indemnification of Directors and Officers

    Not required to be filed with this Registration Statement.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4	CCC Information Services Inc. 2000 Stock Incentive Plan (2004 Restatement)*

5	Opinion of Robert S. Guttman, General Counsel of the Company

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Robert S. Guttman (included in the opinion filed as Exhibit 5)

* Filed as Exhibit B to the Company's Proxy Statement filed April 23, 2004 for the Annual Meeting of Stockholders held May 5, 2004.

Item 9. Undertakings

    Not required to be filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 7, 2005.

CCC Information Services Group Inc.

By:	/s/ Githesh Ramamurthy
Githesh Ramamurthy
President, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Githesh Ramamurthy and Andrew G. Balbirer and each acting alone, his true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with CCC Information Services Group Inc. and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title		Date
/s/Githesh Ramamurthy Githesh Ramamurthy	President, Chairman and Chief Executive Officer (Principal Executive Officer);	) ) )	February 7, 2005
/s/Andrew G. Balbirer Andrew G. Balbirer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	) )	February 7, 2005
/s/John D. Collins John D. Collins	Director	) )	February 7, 2005
/s/Morgan W. Davis Morgan W. Davis	Director	) )	February 7, 2005
/s/Michael R. Eisenson Michael R. Eisenson	Director	) )	February 7, 2005
/s/J. Roderick Heller, III J. Roderick Heller, III	Director	) )	February 7, 2005
/s/Thomas L. Kempner Thomas L. Kempner	Director	) )	February 7, 2005
/s/Githesh Ramamurthy Githesh Ramamurthy	Director	) )	February 7, 2005
/s/Mark A. Rosen Mark A. Rosen	Director	) )	February 7, 2005
/s/Herbert S. Winokur, Jr. Herbert S. Winokur, Jr.	Director	) )	February 7, 2005